EXHIBIT 99.1

Leading restaurant executive joins Dutch Bros Board of Directors
GRANTS PASS, Ore. — June 3, 2024 — Dutch Bros Inc. (NYSE: BROS; “Dutch Bros”) a west coast-based drive-thru beverage company focused on making a massive difference one cup at a time, has announced the appointment of G.J. Hart to its Board of Directors, where he will serve as an independent director and as Chair of the Compensation Committee. Hart brings four decades of executive experience at foodservice operations including Red Robin Gourmet Burgers, California Pizza Kitchen, Torchy’s Tacos and Texas Roadhouse, and has a proven track record of growing casual and fast-casual dining concepts.

“From his early involvement building Texas Roadhouse into a beloved, highly successful brand, to his current roles leading the comeback of Red Robin and serving on the Board of Directors for Portillo’s, G.J. has brought heart and a dedication to giving back that aligns perfectly with Dutch Bros,” said Christine Barone, CEO and president of Dutch Bros. “He understands deeply that to build a great business, you start with your team members. G.J. knows what it’s like to sit in the CEO seat; we look forward to leveraging his extensive industry experience as we continue to strengthen and diversify our Board of Directors.”

Hart has spent nearly 40 years scaling both private and public companies. Since September 2022, Hart has served as President and Chief Executive Officer of Red Robin Gourmet Burgers, Inc. (NASDAQ: RRGB), an American casual dining restaurant chain, where he has served on the board of directors since November 2019. He previously served as Chief Executive Officer of Torchy’s Tacos, a privately held fast-casual restaurant chain, from 2018 to 2021. Prior to that, he served as Chief Executive Officer of California Pizza Kitchen Inc. from 2011 to 2018, and as President and Chief Executive Officer of Texas Roadhouse Inc. (NASDAQ: TXRH) from 2000 to 2004 and 2004 to 2011, respectively.

“Dutch Bros is in the early innings of its growth story. I’ve seen first hand how important it is to keep team members, culture, and community engagement at the forefront of the business as you scale,” said Hart. “I
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look forward to working with Christine, the leadership team, and the Board of Directors to ensure Dutch Bros scales in a meaningful way while keeping the elements that differentiate it in the industry.”

In addition to Dutch Bros and Red Robin Gourmet Burgers, Hart serves on the board of directors of Portillo’s Inc. (NASDAQ: PTLO) and Blessings in a Backpack, a national non-profit organization that works to combat childhood hunger by providing children in need with a backpack full of nutritious, easy-to-prepare food on the weekend.
About Dutch Bros Inc.

Dutch Bros Inc. (NYSE: BROS) is a high growth operator and franchisor of drive-thru shops that focus on serving high QUALITY, hand-crafted beverages with unparalleled SPEED and superior SERVICE. Founded in 1992 by brothers Dane and Travis Boersma, Dutch Bros began with a double-head espresso machine and a pushcart in Grants Pass, Oregon. While espresso-based beverages are still at the core of what we do, Dutch Bros now offers a wide variety of unique, customizable cold and hot beverages that delight a broad array of customers. We believe Dutch Bros is more than just the products we serve—we are dedicated to making a massive difference in the lives of our employees, customers and communities. This combination of hand-crafted and high-quality beverages, our unique drive-thru experience and our community-driven, people-first culture has allowed us to successfully open new shops and continue to share the “Dutch Luv” at 876 locations across 17 states as of March 31, 2024.

To learn more about Dutch Bros, visit www.dutchbros.com, follow Dutch Bros on Instagram, Facebook, X, and TikTok, and download the Dutch Bros app to earn points and score rewards!

For Media Relations Inquiries:

Jessica Liddell of ICR
203.682.8208
jessica.liddell@icrinc.com

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